UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: October 26, 2009

(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101

Redmond, WA 98052

(Address of principal executive offices, including zip code)

(425) 881-6444

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

A press release made on October 26, 2009 follows:

Joel Hatlen	Data I/O Corporation
Vice President and Chief Financial Officer	6464 185th Ave. NE, Suite 101
(425) 881-6444	Redmond, WA 98052

DATA I/O ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

Redmond, Wash., October 26, 2009 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems, today announced financial results for the third quarter ended September 30, 2009.

Revenues for the third quarter of 2009 were $5.3 million, compared with $7.8 million in the third quarter of 2008 and $3.9 million in the second quarter of 2009. In accordance with U.S. generally accepted accounting principles (GAAP), net income in the third quarter of 2009 was $331,000, or $0.04 per share, compared with net income of $1.2 million or $0.13 per diluted share in the third quarter of 2008.

Gross margin as a percentage of sales in the third quarter of 2009 was 56.2 percent, compared with 59.7 percent in the third quarter of 2008 and 48.3% in the second quarter of 2009. This gross margin percentage decline compared to the third quarter of 2008 was primarily due to the impact of decreased sales volume relative to fixed operating costs. Our ability to generate a 56.2% gross margin on $5.3 million in sales was due primarily to achieving improved direct material margins and the actions taken over the past year to reduce labor and overhead. Backlog at the end of the quarter was $876,000.

Reflecting our continued emphasis on controlling costs and the past year’s restructuring actions, operating expenses were $2.7 million for the third quarter of 2009 compared with $3.3 million for the third quarter of 2008.

The company’s cash position improved by $571,000 during the third quarter, with cash at September 30, 2009 at $15.3 million compared to $11.6 million at September 30, 2008. This reflects the continuing efforts to improve collections and manage inventory. Delinquent accounts over 60 days have been reduced to $110,000 from $2.0 million one year ago, with the overall accounts receivable balance at $3.5 million and $7.8 million at September 30, 2009 and 2008 respectively. We have continued to focus on reducing our inventories which are at $4.3 million at September 30, 2009 down from $5.3 million one year ago. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $701,000 for the third quarter of 2009.

“While orders were down from the third quarter of last year in all geographies we were pleased to see a 37% growth in orders over the second quarter of 2009 with growth in all geographies,” said Fred Hume, President and CEO. “We are also pleased that we have been able to grow cash during the downturn and return to profitability; however we continue to operate in challenging economic times. At the start of the fourth quarter we are seeing progressively stronger sales funnels worldwide.”

“We are excited to announce that we have shipped our new FlashCORE III programmers in our FlashPAK during the quarter. FlashCORE III is also available in our ProLINE RoadRunner, FLX, and PS product families,” said Hume. “We invite you to see our new products at the upcoming Productronica trade show in Munich on November 10th.”

Conference Call Information

A conference call discussing the third quarter of 2009 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 234-9960 passcode: DAIO. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, please dial (320) 365-3844, access code: 119417. The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com to access the call from the site. This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes. Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–Summary Financial Data Attached –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS

(in thousands except per share data)	Third Quarter			Nine Months Ended
			Percent			Percent
	09/30/2009	09/30/2008	Change	09/30/2009	09/30/2008	Change
Net sales	5,317	7,807	-31.9%	13,593	22,018	-38.3%
Gross margin	2,990	4,664	-35.9%	7,315	12,983	-43.7%
Gross margin as percent of sales	56.2%	59.7%	-3.5%	53.8%	59.0%	-5.2%
Operating expenses:
Research & development	1,055	1,093	-3.5%	3,096	3,358	-7.8%
Selling, general and administrative	1,577	2,231	-29.3%	4,760	6,545	-27.3%
Provision for business restructure	23	0		203	7
Total operating expenses	2,655	3,324	-20.1%	8,059	9,910	-18.7%
Gain on sale	13	0		15	2,115
Operating income(loss)	348	1,340		(729)	5,188
Non-operating income (expense)	79	(44)		144	4
Income(loss) from operations before taxes	427	1,296		(585)	5,192
Income tax expense(benefit)	96	90		231	142
Net income(loss)	331	1,206		(816)	5,050

Total diluted earnings(loss) per share	0.04	0.13		(0.09)	0.56

Diluted weighted average shares outstanding	8,983	9,167		8,906	9,097

CONDENSED BALANCE SHEET
(in thousands)

	09/30/2009	12/31/2008
Cash and cash equivalents	$15,331	$13,304
Accounts receivable, net	3,495	5,659
Inventories	4,272	5,039
Other current assets	266	408
Land, building and equipment	1,725	2,290
Other long-term assets	105	111
Total assets	$25,194	$26,811

Current liabilities	$4,636	$5,695
Long term debt	142	276
Shareholders' equity	20,416	20,840
Total liabilities and shareholders' equity	$25,194	$26,811

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Data I/O Corporation

October 27, 2009	By _/s/Joel S. Hatlen_________
Joel S. Hatlen
Vice President - Finance
Chief Financial Officer
Secretary and Treasurer